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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                                (Amendment No. )*


                       Summit Properties Partnership, L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Units of Limited Partnership Interest
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                       N/A
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                   ----------



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.             N/A                     13G      PAGE   2   OF   5  PAGES
          -----------------------------                     -----    -----
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
---------------------------------------------------------------------------------------------
   1      NAME OF REPORTING
          PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          Summit Properties Inc.
          56-1857807
---------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]

                                                                        (b)  [ ]

---------------------------------------------------------------------------------------------
   3      SEC USE ONLY

---------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Maryland
---------------------------------------------------------------------------------------------
                            5    SOLE VOTING POWER
                                 23,411,086
           NUMBER OF      -------------------------------------------------------------------
            SHARES          6    SHARED VOTING POWER
         BENEFICIALLY            -0-
           OWNED BY       -------------------------------------------------------------------
             EACH           7    SOLE DISPOSITIVE POWER
           REPORTING             23,411,086
            PERSON        -------------------------------------------------------------------
             WITH           8    SHARED DISPOSITIVE POWER
                                 -0-
---------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           23,411,086
---------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]
---------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                85.32%
---------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*           CO
---------------------------------------------------------------------------------------------


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CUSIP NO.             N/A                     13G      PAGE   3   OF   5  PAGES
          -----------------------------                     -----    -----
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ITEM 1 (A).       NAME OF ISSUER


                  Summit Properties Partnership, L.P.


ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES


                  212 South Tryon Street, Suite 500, Charlotte, NC 28281


ITEM 2(A).        NAME OF PERSON FILING


                  Summit Properties Inc.


ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE


                  212 South Tryon Street, Suite 500, Charlotte, NC 28281


ITEM 2(C).        CITIZENSHIP


                  Maryland


ITEM 2(D).        TITLE OF CLASS OF SECURITIES


                  Units of Limited Partnership Interest


ITEM 2(E).        CUSIP NUMBER


                  n/a


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS FILING IS A:


         (a) [ ] Broker or Dealer registered under Section 15 of the Act


         (b) [ ] Bank as defined in section 3(a)(6) of the Act


         (c) [ ] Insurance Company as defined in section 3(a)(19) of the act


         (d) [ ] Investment Company registered under section 8 of the Investment Company Act


         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940


         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)


         (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)


         (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

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CUSIP NO.             N/A                     13G      PAGE   4   OF   5  PAGES
          -----------------------------                     -----    -----
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ITEM 4.  OWNERSHIP


   (a) Amount Beneficially Owned


       23,411,086


   (b) Percent of Class


       85.32%

   (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


         (i) sole power to vote or to direct the vote 23,411,086

         (ii) shared power to vote or to direct the vote -0-

         (iii) sole power to dispose or to direct the disposition of 23,411,086

         (iv) shared power to dispose or to direct the disposition of -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


         n/a

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


         n/a

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY


         n/a

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


         n/a

ITEM 9. NOTICE OF DISSOLUTION OF GROUP


         n/a

ITEM 10. CERTIFICATION


         n/a


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CUSIP NO.             N/A                     13G      PAGE   5   OF   5  PAGES
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                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       2/11/98
                                          -----------------------------------
                                                         Date


                                               /s/ Michael G. Malone
                                          -----------------------------------
                                                       Signature



                                                   Michael G. Malone
                                                 Senior Vice President
                                          -----------------------------------
                                                       Name/Title